Exhibit 99.1

GAP INC. REPORTS APRIL SALES OF $1.05 BILLION;
COMPARABLE STORE SALES DOWN 4 PERCENT

SAN FRANCISCO - May 7, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.05 billion for the four-week period ended May 2, 2009, which represents a 5 percent decrease compared with net sales of $1.11 billion for the four-week period ended May 3, 2008. The company's comparable store sales for April 2009 were down 4 percent compared with a 6 percent decrease in April 2008.

Comparable store sales by brand and region for April 2009 were as follows:

  Gap North America: negative 10 percent versus flat last year
  Banana Republic North America: negative 8 percent versus flat last year
  Old Navy North America: positive 1 percent versus negative 12 percent last year
  International: negative 2 percent versus negative 7 percent last year

"We're pleased that customers continued to respond positively to Old Navy's value proposition in April," said Sabrina Simmons, chief financial officer of Gap Inc. "Supported by our focus on inventory management and sourcing, we delivered total company merchandise margins above last year."

First Quarter Sales Results and Earnings Guidance

For the thirteen weeks ended May 2, 2009, total company net sales were $3.13 billion, which is a decrease of 7 percent as compared with net sales of $3.38 billion for the thirteen weeks ended May 3, 2008. The company's first quarter comparable store sales decreased 8 percent compared with a decrease of 11 percent in the first quarter of the prior year.

Comparable store sales by brand and region for the first quarter of fiscal year 2009 were as follows:

  Gap North America: negative 12 percent versus negative 7 percent last year
  Banana Republic North America: negative 13 percent versus negative 4 percent last year
  Old Navy North America: negative 3 percent versus negative 18 percent last year
  International: negative 4 percent versus negative 5 percent last year

The company expects diluted earnings per share for the first quarter of fiscal year 2009 to be $0.29 to $0.30 on a GAAP basis. The company expects operating expenses for the quarter to be approximately $70 million less than the first quarter of 2008.

For more detailed information regarding the company's April 2009 sales, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its first quarter earnings via press release on May 21, 2009, at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

May Sales

The company will report May sales on June 4, 2009.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for the first quarter of fiscal year 2009; (ii) operating expenses for the first quarter of fiscal year 2009.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company's financial performance or strategies; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

These forward-looking statements are based on information as of May 7, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Melissa Swanson

(415) 427-5148